Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236334

Prospectus Supplement No. 8 (to prospectus dated November 12, 2020)

Vertiv Holdings Co

259,672,496 Shares of Class A Common Stock

10,606,665 Warrants to Purchase Class A Common Stock

220,000 Units

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 12, 2020 (the “Prospectus”), related to: (1) the issuance by us of up to 33,533,301 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined in the Prospectus); and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (i) up to 259,672,496 shares of Class A common stock, (ii) up to 10,606,665 warrants and (iii) up to 220,000 units (each as defined in the Prospectus), with the information contained in our Current Report on Form DEF 14A, filed with the Securities and Exchange Commission (“SEC”) on April 30, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange under the symbols “VRT.” On April 29, 2021, the closing price of our Class A common stock was $23.25 per share. Our warrants and units were traded on the New York Stock Exchange under the symbols “VRT WS” and “VERT.U”, respectively; however, the warrants and units ceased trading on the New York Stock Exchange and were delisted following their redemption on January 19, 2021.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2021.